                                                                    EXHIBIT 10.6




                                                           EXECUTION COUNTERPART

================================================================================





                                  $100,000,000

                       SENIOR SUBORDINATED LOAN AGREEMENT
                                (Bridge Facility)

                            Dated as of June 10, 1998

                                      Among

                      TROPICAL SPORTSWEAR INT'L CORPORATION

                                   as Borrower

                                       and

                    PRUDENTIAL SECURITIES CREDIT CORPORATION

                                    as Lender





================================================================================

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                             ARTICLE I
                                                  DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01.  Certain Defined Terms..............................................................................1
SECTION 1.02.  Computation of Time Periods.......................................................................20
SECTION 1.03.  Accounting Terms..................................................................................20

                                                             ARTICLE II
                                                 AMOUNTS AND TERMS OF THE ADVANCES
SECTION 2.01.  The Advances......................................................................................21
SECTION 2.02.  Making the Advances...............................................................................21
SECTION 2.03.  Repayment.........................................................................................21
SECTION 2.04.  Prepayments.......................................................................................21
SECTION 2.05.  Interest..........................................................................................22
SECTION 2.06.  Fees..............................................................................................23
SECTION 2.07.  Increased Costs, Etc..............................................................................23
SECTION 2.08.  Payments and Computations.........................................................................24
SECTION 2.09.  Taxes.............................................................................................24
SECTION 2.10.  Sharing of Payments, Etc..........................................................................26
SECTION 2.11.  Use of Proceeds...................................................................................27
SECTION 2.12.  Exchange Securities...............................................................................27

                                                            ARTICLE III
                                                       CONDITIONS OF LENDING
SECTION 3.01. Conditions Precedent to Borrowing..................................................................28

                                                             ARTICLE IV
                                                   REPRESENTATIONS AND WARRANTIES
SECTION 4.01.  Representations and Warranties of the Borrower....................................................32
SECTION 4.02.  Survival of Representations and Warranties........................................................38
SECTION 4.03.  Pari Passu........................................................................................38

                                                             ARTICLE V
                                                     COVENANTS OF THE BORROWER
SECTION 5.01.  Affirmative Covenants.............................................................................38
SECTION 5.02.  Negative Covenants................................................................................40
SECTION 5.03.  Reporting Requirements............................................................................45
SECTION 5.04.  Financial Covenants...............................................................................48

                                TABLE OF CONTENTS

                                                                                                               PAGE

                                                             ARTICLE VI
                                                         EVENTS OF DEFAULT
SECTION 6.01.  Events of Default.................................................................................49

                                                            ARTICLE VII
                                                           MISCELLANEOUS
SECTION 7.01.  Amendments, Etc...................................................................................52
SECTION 7.02.  Notice, Etc.......................................................................................52
SECTION 7.03.  No Waiver; Remedies...............................................................................53
SECTION 7.04.  Costs and Expenses; Indemnification...............................................................53
SECTION 7.05.  Right of Set-off..................................................................................56
SECTION 7.06.  Binding Effect....................................................................................56
SECTION 7.07.  Assignments and Participations....................................................................56
SECTION 7.08.  Governing Law; Submission to Jurisdiction.........................................................58
SECTION 7.09.  Execution in Counterparts.........................................................................58
SECTION 7.10.  Confidentiality...................................................................................58
SECTION 7.11.  Waiver of Jury Trial..............................................................................58
SECTION 7.12.  Subordination.....................................................................................59



Exhibit A         -  Form of Note
Exhibit B         -  Form of Guaranty
Exhibit C         -  Form of Indenture
Exhibit D         -  Form of  Registration Rights Agreement

Schedule 3.01(e)  -  Material Liabilities and Obligations
Schedule 3.01(h)  -  Indebtedness
Schedule 3.01(j)  -  Good Standing Certificates
Schedule 4.01(b)  -  Subsidiaries
Schedule 4.01(d)  -  Consents and Approvals
Schedule 4.01(j)  -  Litigation
Schedule 4.01(t)  -  Taxes
Schedule 5.02(e)  -  Existing Liens

                       SENIOR SUBORDINATED LOAN AGREEMENT

     SENIOR SUBORDINATED LOAN AGREEMENT dated as of June 10, 1998 among TROPICAL SPORTSWEAR INT'L CORPORATION, a Florida corporation (the "BORROWER"), and PRUDENTIAL SECURITIES CREDIT CORPORATION ("PSSC").

                             PRELIMINARY STATEMENTS:

     WHEREAS, pursuant to an Agreement and Plan of Merger dated May 1, 1998 (the "ACQUISITION AGREEMENT"), the Borrower has agreed to purchase (the "ACQUISITION") all of the outstanding Capital Stock of Farah Incorporated, a Texas corporation ("FARAH" or the "ACQUIRED BUSINESS"); and

     WHEREAS, the Borrower has requested that PSSC fund a portion of the Acquisition pending the consummation of the Rule 144A Offering; and

     WHEREAS, PSSC is willing to agree to provide such financing on the terms and conditions of this Agreement; and

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "ACCOUNT" means any right of the Borrower or any Subsidiary thereof to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper (as such terms are defined in the Uniform Commercial Code of any relevant jurisdiction), whether or not it has been earned by performance.

          "ACQUIRED BUSINESS" has the meaning specified in the Preliminary Statements to this Agreement.

          "ACQUISITION" has the meaning specified in the Preliminary Statements to this Agreement.

          "ACQUISITION AGREEMENT" has the meaning specified in the Preliminary Statements to this Agreement.

          "ADVANCE" has the meaning specified in Section 2.01.

          "AFFILIATE" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or any executive officer or director of any specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption no more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "APPLICABLE LAW" means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Documents in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of governmental bodies; and orders, judgments and decrees of all courts and arbitrators.

          "APPLICABLE MARGIN" means for the period from the Closing Date to the ninetieth day after the Closing Date, 4.0% per annum plus, on the first day following the end of each ninety day period following the Closing Date through the Maturity Date, an additional 0.5% per annum; provided, that during any Interest Period in which the Prime Rate is in effect pursuant to
     Section 2.05(a), the Applicable Margin shall be adjusted to approximate the Applicable Margin that would be applicable if the Eurodollar Rate were in effect during such Interest Period.

          "BANKRUPTCY CODE" means Title 11, United States Code, as amended.

          "BLOCKAGE NOTICE" has the meaning set forth in Section 7.12.

          "BLOCKAGE PERIOD" has the meaning set forth in Section 7.12.

          "BORROWER" means Tropical Sportswear Int'l Corporation, a Florida corporation.

          "BORROWING" means a borrowing consisting of simultaneous Advances of the same type made by the Lenders.

          "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in New York City.

          "CAPITAL EXPENDITURES" means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

          "CAPITALIZED LEASE OBLIGATION" means any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

          "CAPITAL STOCK" of any Person means any and all shares, partnership interests, participations, rights in or other equivalents of, or interests in, the equity of such Person, but excluding any debt securities convertible into such equity.

          "CASH EQUIVALENTS" means (a) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the Untied States of America is pledged in support thereof); (b) certificates of deposit or acceptances or Eurodollar time deposits with a maturity of 180 days or less of, and overnight bank deposits and demand accounts with, any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million;
     (c) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Borrower and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's or at least P-1 by Moody's; and (d) funds which invest in any of the foregoing.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

          "CHANGE OF CONTROL" means the occurrence of any of the following events:

          (a) Any Person or "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting power of all classes of Voting Stock of the Borrower;

          (b) During any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Borrower, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office; or

          (c) The Borrower is liquidated or dissolved or adopts a plan of liquidation or dissolution, other than a transaction that complies with the provisions of clause (a) or (i) of Section 5.02.

          "CLOSING DATE" means the date on which all conditions set forth in
     Section 3.01 have been satisfied or waived by all of the Lenders, and the Lenders fund their Advances.

          "COMMITMENT" means, with respect to Prudential, $100,000,000 or, if Prudential has assigned all or a portion of its Commitment, the amount set forth for such assignee in the Register maintained by Prudential pursuant to Section 7.07(b) as such assignee's "Commitment".

          "COMMON STOCK" means fully paid and nonassessable whole shares of common stock, par value $.01 per share, of the Borrower.

          "CONFIDENTIAL INFORMATION" means information that the Borrower furnishes to any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to any Lender from a source other than the Borrower that is not, to the best of such Lender's knowledge, acting in violation of a confidentiality agreement with the Borrower.

          "CONSOLIDATED" refers to the consolidation of accounts in accordance with GAAP.

          "CONSOLIDATED EBITDA" means, for any fiscal period of the Borrower and its Subsidiaries, the (i) income (or loss) before interest and taxes of the Borrower and its Subsidiaries plus, (ii) to the extent deducted in determining such income (or loss), depreciation, amortization and other similar non-cash charges and reserves other than non-cash charges or credits resulting from changes in prepaid assets of accrued liabilities in the ordinary course of business, minus (iii) to the extent recognized in determining such income (or loss), extraordinary gains (or losses), restructuring charges or other non-recurring items or expenses associated with the Acquisition up to $5,000,000 in the aggregate. For all purposes of this Agreement, Consolidated EBITDA shall be calculated for the period of four consecutive fiscal quarters ended on the last date of the most recent fiscal quarter for which financial statements have been provided pursuant to Section 5.03 hereof except that for the fourth fiscal quarter of fiscal year 1998 and the first and second fiscal quarters of fiscal year 1999, Consolidated EBITDA shall be calculated as follows:

          Fourth fiscal quarter 1998: Consolidated EBITDA for the fourth fiscal quarter of fiscal year 1998 multiplied by 4.

          First fiscal quarter 1999: Consolidated EBITDA for the fourth fiscal quarter of fiscal year 1998 and the first fiscal quarter of fiscal year 1999 multiplied by 2.

          Second fiscal quarter 1999: Consolidated EBITDA for the fourth fiscal quarter of fiscal year 1998 and the first and second fiscal quarters of fiscal year 1999 divided by 3 and then multiplied by 4.

          "CONSOLIDATED FIXED CHARGE COVERAGE" means, with respect to any fiscal period, the ratio of (a) Consolidated EBITDA minus the Capital Expenditures of the Borrower and its Subsidiaries that are not financed with proceeds made available to the Borrower and its Subsidiaries by another Person minus income taxes for such period to (b) the sum of all Consolidated Fixed Charges for such period.

          "CONSOLIDATED FIXED CHARGES" means, with respect to any fiscal period, the sum of the (a) interest expense plus (b) the aggregate of all actual principal payments of Debt for Money Borrowed, plus (c) cash Distributions permitted by this Agreement whether declared or paid, in each case, of the Borrower and its Subsidiaries.

          "CONSOLIDATED FUNDED DEBT/CONSOLIDATED EBITDA" means, for any date, the ratio of (i) Consolidated Funded Debt outstanding on such date to (ii) Consolidated EBITDA.

          "CONSOLIDATED SENIOR DEBT/CONSOLIDATED EBITDA" means, for any date, the ratio of (i) all Funded Debt (other than the Indebtedness outstanding under the Loan Documents) outstanding on such date to (ii) Consolidated EBITDA.

          "CONSOLIDATED TANGIBLE NET WORTH" means, on any date of determination, the Consolidated net worth of the Borrower and its Subsidiaries on such date as determined in accordance with GAAP, after deducting therefrom the amount of all intangible items reflected therein, including all unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, unamortized excess cost of investment in Subsidiaries over equity at dates of acquisition, and all similar items which should properly be treated as intangibles in accordance with GAAP.

          "CONTRACTOR" means a Person that processes inventory of the Borrower or any Subsidiary thereof and that is located outside of the United States of America.

          "CONTROL EVENT" means:

          (i) the execution by the Borrower or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control;

          (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control; or

          (iii) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Closing Date) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the Closing
     Date) to the holders of the Common Stock of the Borrower, which offer if accepted by the requisite number of holders, would result in a Change in Control.

          "CURRENT ASSETS" means, at any date, the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP except that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom.

          "DEBT FOR MONEY BORROWED" means, as applied to any Person, (i) Indebtedness arising from the lending of money by any other Person to such Person; (ii) Indebtedness, whether or not in any such case arising from the lending of money by another Person to such Person, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of such Person under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses
     (i) through (iii) hereof, if owed directly by such Person.

          "DEFAULT" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "DESIGNATED SENIOR DEBT" means (i) all Senior Debt under the Senior Credit Facility and (ii) any other issue of Senior Debt or refinancing thereof permitted by the definition of Senior Debt, having a principal amount of at least $25.0 million and which has been designated by the Borrower as Designated Senior Debt in the instrument evidencing or governing such Senior Debt.

          "DISQUALIFIED STOCK" means any class or series of Capital Stock that, either by its terms, or by the terms of any security into which it is convertible or exchangeable or by contract or otherwise (a) is, or upon the happening of an event or passage of time would be, required to be redeemed prior to one year after the Maturity Date, (b) is redeemable at the option of the holder thereof at any time prior to one year after the Maturity Date or (c) at the option of the holder thereof, is convertible into or exchangeable for debt securities at any time prior to one year after the Maturity Date; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions therein giving holders thereof the right to cause the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Maturity Date will not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 2.04(b), clauses (ii) and (iv), respectively, are to the Lenders, and such Capital Stock specifically provides that the issuer will not repurchase or redeem any of such stock pursuant to such provision prior to the Borrower's prepayment of such of the Advances as are required to be prepaid pursuant to Section 2.04(b), clauses (ii) and (iv).

          "DISTRIBUTION" means, in respect of any Person, (i) any payment of any dividends or other distributions with respect to the Capital Stock of such Person (except distributions in such Capital Stock) and (ii) any purchase, redemption or other acquisition or retirement for value of any Capital Stock of such Person or any Affiliate of such Person unless made contemporaneously from the net proceeds of the sale of Capital Stock.

          "DISTRIBUTION EVENT" has the meaning set forth in Section 7.12.

          "ELIGIBLE ASSIGNEE" means (a) a commercial bank or trust company organized under the laws of the United States, or any State thereof; (b) a commercial bank organized under the laws of any other country, provided that such bank is acting through a branch or agency located in the United States; and (c) any other commercial bank or other financial institution engaged generally in the business of extending credit or purchasing debt instruments; provided, however, that (A) any such Person shall also (iv) have outstanding unsecured indebtedness that is rated A- or better by Standard & Poor's or A3 or better by Moody's (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured indebtedness of entities engaged in such businesses) or (v) have combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $250,000,000 (or its equivalent in foreign currency), (B) any Person described in clause (b) or (c) above shall, on the date on which it is to become a Lender hereunder, (i) be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes and (ii) provide to Prudential and the Borrower Internal Revenue Service Form 1001 or 4224, as appropriate, certifying that such Person is entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes.

          "ENVIRONMENTAL ACTION" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit including, without limitation, (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "ENVIRONMENTAL LAW" means any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act.

          "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA AFFILIATE" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of
     Section 414 of the Internal Revenue Code.

          "ERISA EVENT" with respect to any Person means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC;
     (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by such Person or any of its ERISA Affiliates to make a payment to a Plan required under
     Section 302(f)(1) of ERISA; (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.

          "EUROCURRENCY LIABILITIES" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "EURODOLLAR RATE" means, for each Interest Period shall mean (x) the London interbank offered rate for United States of America Dollar deposits for a period equal in length to such Interest Period that appears as of 11:00 A.M. (London time) on the second Business Day next preceding the first day of such Interest Period on the display page designated as Page 3750 on the Telerate Monitor (or such other page or service as shall replace the Telerate Monitor for the purposes of displaying the London interbank offered rate for United States of America Dollar deposits), divided by (y) 1 minus the applicable Eurodollar Rate Reserve Percentage for such Interest Period. If (i) on the date on which the Borrower shall seek to determine the LIBOR Rate for an Interest Period, no quotation is given on Telerate Monitor page 3750, or (ii) the Borrower shall have failed to give at least two Business Days' prior written notice to request the advance of funds hereunder, the LIBOR Rate shall be equal to the each Lender's cost of funds for United States Dollar deposits for a period comparable to such Interest Period on the date of determination for amounts approximately equal to the then-outstanding principal balance of the Note.

          The period between the date hereof and the date of payment in full of the principal amount hereof shall be divided into successive periods of three calendar months (each, an "INTEREST PERIOD"), with each such Interest Period ending on the last day of a calendar month, except that the initial Interest Period shall begin on the Closing Date and end on the last day of the calendar month occurring three months after the last day of the calendar month in which the Closing Date occurs. Each subsequent Interest Period shall begin on the last day of the preceding Interest Period; provided, that, (i) any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to clauses (ii) and (iii) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii), end on the last Business Day of a calendar month; and (iii) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date.

          "EURODOLLAR RATE RESERVE PERCENTAGE" for any Interest Period means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

          "EVENTS OF DEFAULT" has the meaning specified in Section 6.01.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXCHANGE SECURITY" means a senior subordinated exchange note of the Borrower issued pursuant to the Indenture.

          "EXEMPT PROPERTY" means (i) any equipment that is owned on the Closing Date by any Foreign Subsidiary of the Borrower; (ii) the transfer of equipment of the Borrower or any Subsidiary thereof to a location outside of the United States or the sale of such equipment to a Contractor; (iii) dispositions of equipment which, in the aggregate during any consecutive 12-month period, has a fair market value or book value, whichever is more, of $1,000,000 or less; and (iv) replacements of equipment with equipment of like kind, function and value, provided that the replacement equipment shall be acquired prior to or concurrently with any disposition of the equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens, and the Borrower shall have given the Lenders at least 10 days prior written notice of such disposition.

          "EXISTING DEBT" means Indebtedness of the Borrower and its Subsidiaries outstanding immediately before giving effect to the Acquisition.

          "FACILITY" means, at any time, the aggregate amount of the Lenders' Commitments at such time.

          "FACTORED ACCOUNT" means an Account factored by a Factor under a Factoring Agreement.

          "FACTORING AGREEMENTS" means, collectively, (i) that certain Factoring Agreement dated as of October 1, 1995, between the Borrower and Heller,
     (ii) that certain Factoring Agreement dated June 10, 1998, between the Acquired Business and NationsBanc, and (iii) any and all other factoring agreements executed by the Borrower or a Subsidiary thereof in favor of a Factor.

          "FACTORS" means Heller, NationsBanc and each other Person who executes a Factoring Agreement with the Borrower or a Subsidiary thereof and is approved by the Lenders in writing.

          "FEE LETTER" means the Bridge Financing Fee Letter, dated as of April 26, 1998, between Prudential and the Borrower, as modified pursuant to
     Section 2.06 hereof.

          "FOREIGN SUBSIDIARY" means a Subsidiary of a Person that is organized under the laws of a jurisdiction other than the United States of America or any State thereof.

          "FOXFIRE" means Foxfire Acquisition Corp., a Texas corporation and a direct, wholly-owned Subsidiary of the Borrower.

          "FUNDED DEBT" means all Debt for Money Borrowed of the Borrower and its Subsidiaries which would, in accordance with GAAP, constitute long term debt, including (a) any Indebtedness with a maturity more than one year after the creation thereof and (b) any Debt for Money Borrowed which is renewable or extendable at the option of such obligor for a period of more than one year from the date of creation of such Debt for Money Borrowed.

          "GAAP" has the meaning specified in Section 1.03.

          "GOVERNMENTAL APPROVALS" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all national state or local government (whether domestic or foreign) and any political subdivisions thereof in any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau or entity.

          "GUARANTOR" means Tropical Sportswear Company, Inc., a Delaware corporation, Farah Incorporated, a Texas corporation, and Apparel Network Corporation, a Florida corporation, and each other Subsidiary that executes and delivers a Guaranty Supplement as required under this Agreement.

          "GUARANTY" has the meaning specified in Section 3.01(j)(ix).

          "GUARANTY SUPPLEMENT" means a guaranty supplement in the form of Annex A to the Guaranty.

          "HAZARDOUS MATERIALS" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any Environmental Law and (c) any other substance exposure to which is regulated under any Environmental Law.

          "HELLER" means Heller Financial, Inc., a Delaware corporation.

          "INDEBTEDNESS" means, as applied to a Person, without duplication: (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which Indebtedness is to be determined, including Capitalized Lease Obligations; (ii) all obligations of other Persons which such Person has guaranteed; and (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person.

          "INDENTURE" means that certain Indenture, in substantially the form of Exhibit C hereto.

          "INSUFFICIENCY" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "INTEREST PERIOD" shall have the meaning specified in the defined term "Eurodollar Rate."

          "LENDERS" means, on the Closing Date and thereafter, Prudential and each assignee that shall become a party hereto from time to time.

          "LICENSE AGREEMENT" means any agreement between the Borrower or any Subsidiary thereof and a Licensor pursuant to which such the Borrower or such Subsidiary markets, manufactures or sells inventory.

          "LICENSOR" means any Person from whom the Borrower or any Subsidiary thereof licenses the right to use any trademark, copyright or other intangible in connection with the manufacture, marketing or sale of any inventory.

          "LIEN" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

          "LOAN DOCUMENTS" means this Agreement, the Notes, the Guaranty, each Guaranty Supplement, the Fee Letter and each other agreement, document or instrument executed and delivered hereunder or thereunder.

          "LOAN PARTY" means the Borrower and each Guarantor.

          "MARGIN STOCK" has the meaning specified in Regulation U.

          "MATERIAL ADVERSE CHANGE" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, or the Borrower and its Subsidiaries, taken as a whole, or the Acquired Business.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and any of its Subsidiaries taken as a whole, (b) the rights and remedies of any Lender under any Loan Document, (c) the Acquired Business or (d) the ability of the Borrower or any other Person to perform its Obligations under any Loan Document or Related Document.

          "MATERIAL CONTRACT" means, with respect to any Person, each contract identified as such from time to time in the Forms 10-K and 10-Q of such Person that are filed under the Exchange Act.

          "MATURITY DATE" means June 10, 1999.

          "MERGER" means the merger of Foxfire with and into Farah pursuant to the Acquisition Agreement as soon as practicable after the completion of the Tender Offer.

          "MULTIEMPLOYER PLAN" of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "MULTIPLE EMPLOYER PLAN" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "NATIONSBANC" means NationsBanc Commercial Corporation, a Georgia corporation.

          "NET CASH PROCEEDS" means, with respect to any sale, lease, transfer or other disposition of any asset or the sale or issuance of any Indebtedness or capital stock, any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock by any Person, the aggregate amount of cash received from time to time by or on behalf of such Person in connection with such transaction after deducting therefrom only (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions and (b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any Indebtedness secured by a Lien on such asset that, by the terms of such transaction, is required to be prepaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate and are properly attributable to such transaction or to the asset that is the subject thereof.

          "NOTE" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Advance made by such Lender.

          "NOTICE OF BORROWING" has the meaning specified in Section 2.02(a).

          "OBLIGATION" means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

          "OECD" means the Organization for Economic Cooperation and Development.

          "OTHER TAXES" has the meaning specified in Section 2.09(b).

          "PARI PASSU DEBT" means any Indebtedness of the Borrower or any Guarantor, whether outstanding at the date hereof or incurred thereafter, that ranks pari passu in right of payment with the Indebtedness of the Borrower or any Guarantor under the Loan Documents.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "PERMITTED HOLDER" means each of William W. Compton, Michael Kagan and their respective Affiliates.

          "PERMITTED LIEN" means a lien of the kind specified in clauses (i) -
     (xii) of Section 5.02(e) of this Agreement.

          "PERSON" means any individual, partnership, corporation (including a business trust), limited liability company or partnership, joint stock company, trust, unincorporated organization, association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "PLAN" means a Single Employer Plan or a Multiple Employer Plan.

          "PREFERRED STOCK" means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation's assets, whether by dividend or upon liquidation.

          "PRELIMINARY OFFERING MEMORANDUM" means the Preliminary Offering Memorandum, dated May 29, 1998, relating to the issuance and sale of the senior subordinated notes of the Borrower.

          "PRIME RATE" means the rate of interest publicly announced by Prudential from time to time as its "Prime Rate" or, if Prudential shall not at any time of determination publicly announce a rate of interest as its "Prime Rate", the "Prime Rate" publicly announced by any money center bank from time to time as its "Prime Rate", as published in the Wall Street Journal (it being understood that in either case the Prime Rate may not be the lowest rate Prudential charges its customers).

          "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "PRUDENTIAL" means PSSC or any Affiliate thereof.

          "PURCHASE MONEY DEBT" means and includes (i) Debt for Money Borrowed for the payment of all or any part of the purchase price of any fixed assets, (ii) any Debt for Money Borrowed incurred at the time of or within 20 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and
     (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

          "PURCHASE MONEY LIEN" means a Lien upon fixed assets which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the fixed assets acquired through the incurrence of the Purchase Money Debt secured by such Lien and such Lien constitutes a purchase money security interest under the Uniform Commercial Code of the State governing such Lien.

          "REDEEMABLE" means, with respect to any capital stock, Indebtedness or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

          "REGISTER" has the meaning specified in Section 7.07(b).

          "REGISTRATION RIGHTS AGREEMENT" means a Registration Rights Agreement relating to the registration of the Exchange Securities under the Securities Act, substantially in the form of Exhibit D hereto.

          "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "RELATED DOCUMENTS" means the Acquisition Agreement and each other document, instrument or certificate delivered in connection with the Acquisition and the Senior Credit Facility.

          "REQUIRED LENDERS" means at any time Lenders owed or holding more than 50% of the sum of the aggregate principal amount of the Advances outstanding at such time, or, if no such principal amount is outstanding at such time, Lenders holding more than 50% of the aggregate Commitments at such time, or if the Exchange Securities have been issued, Lenders (or their nominees) holding more than 50% of the Value (determined by Liquidation Preference) of the Exchange Securities.

          "RESTRICTED INVESTMENT" means any acquisition of Property by the Borrower or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of Capital Stock or Indebtedness, or the purchase or acquisition by the Borrower or any of its Subsidiaries of any other Property, or a loan, advance, capital contribution or subscription, except acquisitions of the following: (a) fixed assets to be used in the business of the Borrower or any of its Subsidiaries so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (b) goods held for sale or lease or to be used in the manufacture of goods or the provision of services by the

     Borrower or any of its Subsidiaries in the ordinary course of business; (c) Current Assets arising from the sale or lease of goods or the rendition of services in the ordinary course of business of the Borrower or any of its Subsidiaries; (d) investments in Guarantors; (e) investments in Foreign Subsidiaries of the Borrower and joint ventures of the Borrower or any Guarantor to the extent such investments or joint ventures are existing on the Closing Date, and additional investments in such Foreign Subsidiaries in the aggregate amount not to exceed at any time $20,000,000; and (f) Cash Equivalents to the extent they are not subject to rights of offset in favor of any Person.

          "RULE 144A OFFERING" means the issuance and sale by the Borrower of an aggregate of $125,000,000 aggregate principal amount of senior subordinated notes in an private placement pursuant to Rule 144A under the Securities Act, upon substantially the terms and conditions set forth under the heading "Description of the Notes" in the Preliminary Offering Memorandum.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SECURITIES OFFERING" means the public or private issuance or sale by the Borrower, any Subsidiary of the Borrower, or any Affiliate of the Borrower or any Subsidiary thereof, of any equity or debt securities, any securities convertible into or exchangeable for any equity or debt securities or any warrants, rights or options to acquire or subscribe for any equity or debt securities, but shall not include (i) the promissory notes issued to the lenders under the Senior Credit Facility or (ii) options to purchase the Capital Stock of such Person issued pursuant to an employee stock ownership plan or the Capital Stock of such Person issued upon the exercise of such options.

          "SENIOR CREDIT FACILITY" means the credit agreement dated as of June 10, 1998 among the Borrower, the banks party thereto and Fleet Capital Corporation, as agent, as such agreement may be amended, renewed, extended, substituted, replaced, restated, refinanced, restructured, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, renewals, extensions, substitutions, replacements, restatements, refinancings, restructuring, supplements or other modifications of the foregoing); provided that with respect to any agreement providing for the refinancing, substitution or replacement of Indebtedness under the Senior Credit Facility (including any such agreement which increases the principal amount thereof), such agreement shall be the Senior Credit Facility for the purposes of this definition only if a notice to that effect is delivered by the Borrower to the Lenders and there shall be at any time only one credit agreement that is the Senior Credit Facility.

          "SENIOR DEBT" means the principal of and premium, if any, and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not allowed) and other amounts due on or in connection with any Indebtedness of the Borrower (other than the Obligations under the Loan Documents or Pari Passu Debt), whether outstanding on the date hereof or thereafter incurred, unless, in the case of such Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness will be pari passu with or subordinate in right of payment to the Obligations under the Loan Documents. Without limiting the generality of the foregoing, "Senior Debt" includes the principal of and premium, if any, and interest (including interest accruing after the occurrence of an event of default or after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not allowed) on all obligations of every nature of the Borrower from time to time owed to the lenders under the Senior Credit Facility, provided, however, that any Indebtedness under any refinancing, refunding or replacement of the Senior Credit Facility will not constitute Senior Debt to the extent that the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of the Borrower. Notwithstanding the foregoing, "Senior Debt" will not include (a) Indebtedness represented by Disqualified Stock, (b) any trade payables, (c) Indebtedness of or amounts owed by the Borrower for compensation to employees or for services rendered to the Borrower, (d) any liability for foreign, federal, state, local or other taxes owed or owing by the Borrower, (e) Indebtedness of the Borrower to a Subsidiary of the Borrower or any other Affiliate of the Borrower or any of such Affiliate's Subsidiaries, (f) that portion of any Indebtedness that, at the time of the incurrence, is incurred by the Borrower in violation of his Agreement, (g) amounts owing under leases (other than Capitalized Lease Obligations) and (h) Indebtedness that is without recourse to the Borrower (regardless of any election under Section 1111(b) of the Bankruptcy Code).

          "SENIOR NONMONETARY DEFAULT" has the meaning set forth in Section
     7.12.

          "SENIOR PAYMENT DEFAULT" has the meaning set forth in Section 7.12.

          "SINGLE EMPLOYER PLAN" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

          "SOLVENT" and "SOLVENCY" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be excepted to become an actual or matured liability.

          "TENDER OFFER" means that certain tender offer commenced by Foxfire to purchase all of the outstanding Capital Stock of Farah pursuant to the Acquisition Agreement.

          "SUBORDINATED DEBT" means Indebtedness of the Borrower or any Subsidiary thereof that is subordinated in right of payment to the Obligations of the Borrower under the Loan Documents in a manner satisfactory to Lenders.

          "SUBSIDIARY" of any Person means any corporation, limited liability company, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

          "TAXES" has the meaning specified in Section 2.09(a).

          "VOTING STOCK" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

          "WELFARE PLAN" means a welfare plan, as defined in Section 3(1) of ERISA.

          "WITHDRAWAL LIABILITY" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

     SECTION 1.02. COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

     SECTION 1.03. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) ("GAAP").

                                   ARTICLE II
                        AMOUNTS AND TERMS OF THE ADVANCES

     SECTION 2.01. THE ADVANCES. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (an "ADVANCE") to the Borrower on the Closing Date in an amount not to exceed such Lender's Commitment. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

     SECTION 2.02. MAKING THE ADVANCES. (a) Except as otherwise provided in
Section 2.02(b) each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing, by the Borrower to each Lender, except that the Borrowing made on the Closing Date may be made upon such lesser notice as may be acceptable to the Lenders. Each such notice of a Borrowing (a "NOTICE OF BORROWING") shall be by telephone, confirmed by prompt delivery of the original version of the Notice of Borrowing, specifying therein the requested (i) date of such Borrowing and (ii) aggregate amount of such Borrowing. The Lenders will make the Advance available to the Borrower pursuant to written instructions provided by the Borrower prior to the Closing Date.

          (b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

     SECTION 2.03. REPAYMENT. The Borrower shall repay to the Lenders the aggregate outstanding principal amount of the Advances on the Maturity Date.

     SECTION 2.04. PREPAYMENTS. (a) OPTIONAL. The Borrower may, upon at least five Business Days' notice to the Lenders stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part; provided, however, that each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

          (b) MANDATORY. (i) The Borrower shall, on the date of receipt of the Net Cash Proceeds from any Securities Offering, prepay an aggregate principal amount of the Advances comprising part of the same Borrowing equal to the amount of such Net Cash Proceeds.

          (ii) The Borrower shall, on the date of receipt of the Net Cash Proceeds from any sale of Property (excluding inventory sold in the ordinary course of business) by the Borrower or any Subsidiary thereof that is approved by the Required Lenders, prepay an aggregate principal amount of the Advances comprising part of the same Borrowing equal to the amount of such Net Cash Proceeds, provided, the Lenders right to receive such Net Cash Proceeds is subject to the prior right of the "lenders" under the Senior Credit Facility to receive such Net Cash Proceeds, and provided further that the Borrower shall not be obligated to prepay the Advances with the Net Cash Proceeds from the sale of Exempt Property for so long as no Default or Event of Default exists.

          (iii) In the event Prudential proposes to consummate the Rule 144A Offering and act as initial purchaser in connection therewith, and the Rule 144A Offering is not consummated for any reason (including, without limitation, due to the proposed pricing or terms of the Rule 144A Offering or the availability of alternative financing to the Borrower, or any of its Subsidiaries or Affiliates) other than a default by Prudential under the terms and conditions of the purchase agreement, if executed, relating to the Rule 144A Offering, the Borrower shall on the day on which Prudential proposed to consummate the Rule 144A Offering, prepay all Advances outstanding at such time and cancel the Commitments in whole.

          (iv) Upon the occurrence of a Change of Control, the Borrower shall on the date of such Change of Control, prepay all Advances outstanding at such time in an amount equal to 101% of the principal amount thereof and cancel the Commitments in whole.

          (c) INTEREST. All prepayments under subsections (a) and (b) above shall be made together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid.

     SECTION 2.05. INTEREST. (a) ORDINARY INTEREST. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal at all times during each Interest Period for such Advance to the sum of (i) (A) during the Interest Period beginning on the Closing Date, the Prime Rate, and (B) during each succeeding Interest Period, the Eurodollar Rate for such Interest Period for such Advance plus (ii) the Applicable Margin in effect during such Interest Period, payable in arrears on the last day of such Interest Period.

     (b) Notwithstanding anything to the contrary set forth in clause (a) above, the interest rate applicable to any Advances shall not exceed, at any time, the lesser of (i) 18% per annum and (ii) the maximum amount permitted by applicable law.

     (c) DEFAULT INTEREST. Upon the occurrence and during the continuance of a Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 2% per annum above the rate per annum then required to be paid on such Advance and (ii) the amount of any interest, fee or other amount payable hereunder which is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Advances pursuant to clause (a) above.

     SECTION 2.06. FEES. The Borrower shall pay to Prudential for its own account the fees and expenses set forth in the Fee Letter and such other fees and expenses as may from time to time be agreed between the Borrower and Prudential, provided that paragraph 1(b) of the Fee Letter is hereby modified to require the payment of the "Funding Fee" described therein in two installments, with the first installment due on the Closing Date in an amount equal to .50% of the aggregate amount of the Advances made on such date, and the second installment due on the date occurring 30 days after the Closing Date in an amount equal to .75% of the aggregate amount of the Advance made on the Closing Date if the Advances and any other amount due to the Lenders under the Loan Documents are outstanding on such date.

     SECTION 2.07. INCREASED COSTS, ETC. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining the Advances, then the Borrower shall from time to time, upon demand by such Lender, pay to such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and Prudential by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender, the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts (showing the basis therefor and the computation thereof in reasonable detail) submitted to the Borrower and Prudential by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (c) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender to perform its obligations hereunder to make Advances or to continue to fund or maintain Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower, each Advance will automatically, upon such demand, be due and payable.

     SECTION 2.08. PAYMENTS AND COMPUTATIONS. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to each Lender in same day funds at each such Lender's domestic account as designated to the Borrower by each such Lender in writing.

          (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any and all of the Borrower's accounts with such Lender any amount so due.

          (c) All computations of interest and fees shall be made by Prudential on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by Prudential of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of such payment; provided, however, that, if such extension would cause payment of interest on or principal of Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     SECTION 2.09. TAXES. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.08, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on such Lender by the state or foreign jurisdiction under the laws of which such Lender is organized or any political subdivision thereof and, in the case of each Lender, franchise taxes and net income taxes that are imposed on such Lender by the state or foreign jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "TAXES"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or under the other Loan Documents (hereinafter referred to as "OTHER TAXES").

          (c) The Borrower shall indemnify each Lender for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 2.09, paid by such Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to each Lender, at its address referred to in Section 7.02, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder or under the Notes by the Borrower through an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to each Lender, at such address, an opinion of counsel acceptable to Prudential stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "UNITED STATES" and "UNITED STATES PERSON" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

          (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of Prudential, and on the date on which it became a Lender, in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date on which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

          (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in subsection (e) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e)), such Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

          (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.09 shall survive the payment in full of principal and interest hereunder and under the Notes.

     SECTION 2.10. SHARING OF PAYMENTS, ETC. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (a) on account of Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender's ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all lenders) of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-

off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     SECTION 2.11. USE OF PROCEEDS. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to acquire the Acquired Business pursuant to the Acquisition Agreement, to pay transaction fees and expenses and to retire, repay or defease Existing Debt.

     SECTION 2.12. EXCHANGE SECURITIES. In the event the Borrower fails to repay the Advances on the Maturity Date, together with accrued interest thereon and provided no Default (other than the Borrower's failure to make such repayment) has occurred and is then continuing, the unpaid Advances then outstanding, plus an amount equal to accrued and unpaid interest thereon (the "REPAYMENT AMOUNT") shall automatically on such day be exchanged for Exchange Securities having an aggregate principal amount equal to the Repayment Amount in accordance with the terms of the Indenture, which will be executed by the Borrower and delivered to the trustee for the Exchange Securities on such day, and the Registration Rights Agreement, which will be executed by the Borrower and delivered to the holders of the Exchange Securities on such day. Each Lender shall receive Exchange Securities in an aggregate amount equal to each such Lender's pro rata share of the Repayment Amount and each such Exchange Security shall be registered in the name of such Lender (or its nominee). The Borrower shall provide, or cause to be provided, to the Lenders such other documents, instruments, certificates and opinions as they may reasonably request in connection with the issuance of the Exchange Securities. The interest rate applicable to the Exchange Securities shall be equal to the sum of (x) the interest rate in effect with respect to the Advances immediately prior to the Maturity Date plus (y) 1.00%.

                                   ARTICLE III
                              CONDITIONS OF LENDING

     SECTION 3.01. CONDITIONS PRECEDENT TO BORROWING. The obligation of each Lender to make an Advance on the Closing Date is subject to the following conditions precedent:

          (a) The Acquisition Agreement shall be in full force and effect and shall not have been terminated, and no party thereto shall have disavowed any of its obligations thereunder, and all conditions precedent set forth therein for the consummation of the Acquisition (other than the payment of the purchase price specified in the Acquisition Agreement) shall have been satisfied, or with the consent of the Lenders, waived.

          (b) The Lenders shall be satisfied with the corporate and legal structure and capitalization of each Loan Party, including the terms and conditions of the charter, bylaws and each class of Capital Stock of each Loan Party and of each agreement or instrument relating to such structure or capitalization.

          (c) All conditions to effectiveness of the Senior Credit Facility (other than the funding of the Advances hereunder) shall have been satisfied, or with the consent of the Lenders, waived, and the initial funding under the Senior Credit Facility shall have occurred.

          (d) No material adverse change in the consolidated financial condition, business, operations, assets, liabilities or prospects of the Borrower (including any event which, in the reasonable opinion of Prudential, is likely to result in such a material adverse change) shall have occurred since December 31, 1997, and no material inaccuracy in the financial statements prepared as of such date shall exist. No material adverse change in the consolidated financial condition, business, operations, assets, liabilities or prospects of the Acquired Business (including any event which, in the reasonable opinion of Prudential, is likely to result in such a material adverse change) shall have occurred since February 1, 1998, except as disclosed to the Lenders in writing prior to the Closing Date, and no material inaccuracy in the financial statements prepared as of such date shall exist.

          (e) Since September 27, 1997, the Borrower has not incurred any liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise, except (i) as disclosed to the Lenders in the most recent Consolidated financial statements of the Borrower and its Subsidiaries, and the footnotes thereto, (ii) for liabilities or obligations incurred by the Borrower in the ordinary course of business or which are not material to the Borrower, and (iii) as set forth on Schedule 3.01(e). The Borrower and its Subsidiaries shall have no material liabilities except those set forth in such financial statements or disclosed in the footnotes thereto. Since November 2, 1997, the Acquired Business has not incurred any liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise, except as disclosed to the Lenders in the most recent Consolidated financial statements of the Acquired Business and the footnotes thereto, and except for liabilities or obligations incurred by the Acquired Business in the ordinary course of business or which are not material to the Acquired Business. The Acquired Business shall have no material liabilities except those set forth in such financial statements or disclosed in the footnotes thereto.

          (f) At least five Business Days prior to the Closing Date, each of the Lenders shall have received (i) audited consolidated financial statements of the Borrower and its Subsidiaries for the three-year period ended September 27, 1997 and unaudited financial statements for any interim quarterly periods occurring during such period; (ii) audited consolidated financial statements of the Acquired Business for the three-year period ended

     November 2, 1997 and any unaudited financial statements for any interim quarterly periods; and (iii) unaudited financial statements for (A) the Borrower and its Subsidiaries and (B) the Acquired Business for each month and quarter prior to the Closing Date since the date of the financial statements delivered pursuant to this clause (f) (including pro forma financial statements giving effect to the Acquisition and meeting the requirements of Regulation S-X for Form S-1 registration statements).

          (g) There shall not have occurred any material disruption or material adverse change, as determined in the sole judgment of each of the Lenders, in the financial or capital markets generally, or in the markets for high yield debt or equity securities in particular or affecting syndication or funding of the Borrowing hereunder (or the refinancing such Borrowing).

          (h) The Lenders shall be satisfied that all Existing Debt (including any Indebtedness of the Acquired Business), other than the Indebtedness identified on Schedule 3.01(h), has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished.

          (i) The Lenders shall have completed a due diligence investigation of the Borrower and its Subsidiaries and the Acquired Business in scope, and with results, satisfactory to the Lenders, and nothing shall have come to the attention of the Lenders during the course of such due diligence investigation to lead them to believe (i) that the Preliminary Offering Memorandum was or has become misleading, incorrect or incomplete in any material respect, (ii) that, following the consummation of the transactions contemplated by the Acquisition Agreement, the Borrower and its Subsidiaries would not have good and marketable title to all material assets of the Acquired Business reflected in the Preliminary Offering Memorandum and (iii) that the transactions contemplated by the Acquisition Agreement will have a Material Adverse Effect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Acquired Business as they shall have requested.

          (j) Prudential shall have received on or before the day of the Borrowing the following, each dated such day (unless otherwise specified), in form and substance satisfactory to each Lender (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:

              (i)   The Notes to the order of the Lenders;

              (ii) Certified copies of the resolutions of the Board of Directors of the Borrower and each other Loan Party approving the Acquisition, this Agreement, the Notes and each other Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Acquisition, this Agreement, the Notes and each other Loan Document and each Related Document;

              (iii) A copy of the charter of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the Borrowing) by the Secretary of State of the State of incorporation of such Loan Party as being a true and correct copy thereof;

              (iv) With respect to each Loan Party, a copy of a certificate of the Secretary of State of the State of its incorporation, dated reasonably near the date of the Borrowing, listing the charter of such Loan Party and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to such Loan Party's charter on file in his office, and (B) such Loan Party is duly incorporated and in good standing under the laws of such State;

              (v) A copy of a certificate of the Secretary of State of each State identified on Schedule 3.01(j), in each case, dated reasonably near the date of the Borrowing, stating that the Loan Party whose name appears in the column adjacent to the name of such State is duly qualified and in good standing as a corporation organized under the laws of such State or as a foreign corporation in such State and has filed all annual reports required to be filed to the date of such certificate;

              (vi) A certificate of the Borrower and each other Loan Party, signed on behalf of the Borrower or such other Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the date of the Borrowing (the statements made in which certificate shall be true on and as of the date of the Borrowing), certifying as to (A) the absence of any amendments to the charter of the Borrower or such other Loan Party since the date of the Secretary of State's certificate referred to in clause (iv) above, (B) a true and correct copy of the bylaws of the Borrower or such other Loan Party as in effect on the date of the Borrowing, (C) the due incorporation and good standing of the Borrower or such other Loan Party as a corporation organized under the laws of the State of its incorporation, and the absence of any proceeding for the dissolution or liquidation of the Borrower or such other Loan Party, (D) the truth of the representations and warranties contained in each of the Loan Documents, the Acquisition Agreement and the Senior Credit Facility as though made on and as of the date of the

          Borrowing and (E) the absence of any event occurring and continuing, or resulting from the Borrowing or the application of the proceeds therefrom, that constitutes a Default;

              (vii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign this Agreement, the Notes and each other Loan Document and each Related Document to which it is or will be a party and the other documents to be delivered hereunder and thereunder;

              (viii) Certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance satisfactory to the Lenders and, in connection with the Acquisition Agreement, letters from counsel to the seller of the Acquired Business and Borrower's counsel addressed to the Lenders granting the Lenders permission to rely on their respective legal opinions delivered in connection with the Acquisition;

              (ix) A guaranty in substantially the form of Exhibit B (as amended from time to time in accordance with its terms, a "GUARANTY"), duly executed by each Guarantor;

              (x) Such financial, business and other information regarding the Borrower and its Subsidiaries or the Acquired Business as the Lenders shall have requested including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters and obligations under ERISA and such other approvals, opinions or documents as any Lender may reasonably request as to the legality, validity, binding effect or enforceability of the Loan Documents or Related Documents;

              (xi) A certificate of the chief financial officer or the Executive Vice President of Finance and Operations of the Borrower, in form and substance satisfactory to the Lenders, attesting to the Solvency of the Borrower after giving effect to the Acquisition and the other transactions contemplated hereby and by the Related Documents.

              (xii) A letter, in form and substance satisfactory to Prudential, from the Borrower to Ernst & Young LLP, its independent certified public accountants, advising such accountants that the Lenders have been authorized to exercise all rights of the Borrower to require such accountants to disclose any and all financial statements and any other information of any kind that they may have with respect to the Borrower and its Subsidiaries and directing such accountants to comply with any reasonable request of any Lender for such information.

              (xiii) Favorable opinions of counsel for the Borrower and the Guarantors, in each case, in form and substance satisfactory to Prudential; and

              (xiv) Each Lender shall have received such other approvals, opinions or documents as any Lender may reasonably request.

          (k) The Borrower shall have paid all accrued fees and expenses of each Lender (including amounts owing under the Fee Letter and the accrued fees and expenses of counsel to the Lender).

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.01. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents and warrants as follows:

          (a) The Borrower (i) is a corporation duly organized, validly existing and good standing under the laws of the jurisdiction of its incorporation,
     (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non-assessable.

          (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of the Borrower, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. Each such Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a

     Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

          (c) The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document, and the issuance and delivery of the Exchange Securities in accordance with Section 2.12, and the consummation of the Acquisition and the other transactions contemplated hereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower's charter or bylaws, (ii) violate any law (including, without limitation, the Exchange Act and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Borrower, any of its Subsidiaries or any of their properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which is reasonably likely to have a Material Adverse Effect.

          (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by the Borrower of this Agreement, the Notes or any other Loan Document, including, without limitation, the issuance and delivery of the Exchange Securities, or for the consummation of the Acquisition or the other transactions contemplated hereby, or (ii) the exercise by any Lender of its rights under the Loan Documents, except for the authorizations, approvals, actions, notices and filings listed on
     Schedule 4.01(d), all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Acquisition and the other transactions contemplated hereby have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Acquisition or the rights of the Borrower or its Subsidiaries freely to transfer or otherwise dispose of any properties now owned or hereafter acquired by any of them.

          (e) This Agreement has been, and each of the Notes, each other Loan Document and each Related Document when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes, each other Loan Document and each Related Document when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms. On or prior to the Closing Date, the Exchange Securities will be duly authorized and, when issued, each will be the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

          (f) The Consolidated balance sheet of the Borrower and its Subsidiaries as at September 27, 1997 and the related Consolidated statement of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present, the Consolidated financial condition of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP applied on a consistent basis, and since September 27, 1997, there has been no Material Adverse Change, except as disclosed to the Lenders in writing prior to the Closing Date.

          (g) The Consolidated pro forma balance sheets of the Borrower and its Subsidiaries as at April 4, 1998, and the related Consolidated pro forma statement of income of the Borrower and its Subsidiaries for the 12 months then ended, certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present the Consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Acquisition and the other transactions contemplated hereby, all in accordance with GAAP.

          (h) The Borrower is, individually and together with its Subsidiaries, Solvent.

          (i) All written information, reports and other papers and data furnished to the Lenders by, on behalf of, or at the direction of the Borrower or any other Loan Party were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient true and accurate knowledge of the subject matter, or in the case of financial statements, present fairly, in accordance with generally accepted accounting principles consistently applied, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. Neither the Loan Documents nor any of the schedules, attachments, written statements, documents, certificates or other items prepared or supplied to the Lenders by or on behalf of the

     Borrower with respect to the transactions contemplated thereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact which the Borrower has not disclosed to the Lenders in writing and of which any of its officers, directors or executive employees is aware and which has had or would reasonably be expected to have a Material Adverse Effect.

          (j) Except as set forth on Schedule 4.01(j), there is no action, suit, investigation, litigation or proceeding affecting the Borrower, any of its Subsidiaries or the Acquired Business, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) adversely affects or could adversely affect the Borrower, any of its Subsidiaries, the Acquired Business or the Acquisition or (ii) purports to affect the legality, validity or enforceability of the Acquisition, this Agreement, any Note, any other Loan Document or any Related Document or the consummation of the transactions contemplated hereby.

          (k) No proceeds of any Advance will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Exchange Act.

          (l) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets of either the Borrower, or the Borrower and its Subsidiaries on a Consolidated basis, will be Margin Stock.

          (m) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Borrower or any of its ERISA Affiliates that has resulted in or is reasonably likely to result in a material liability of the Borrower or any of its ERISA Affiliates.

          (n) Neither the Borrower nor any of its ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability with respect to any Multiemployer Plan.

          (o) Neither the Borrower nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

          (p) Neither the business nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that would be reasonably likely to have a Material Adverse Effect.

          (q) The operations and properties of the Borrower and each of its Subsidiaries comply in all material respects with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Borrower and its Subsidiaries, the Borrower and its Subsidiaries are in compliance in all material respects with all such Environmental Permits, and no circumstances exist that would be reasonably likely to (i) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

          (r) Neither the Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list, Hazardous Materials have not been generated, used, treated, handled, stored or disposed of on, or released or transported to or from, any property of the Borrower or any of its Subsidiaries or, to the best of its knowledge, any adjoining property, except in compliance with all Environmental Laws and Environmental Permits, and all other wastes generated at any such properties have been disposed of in compliance with all Environmental Laws and Environmental Permits.

          (s) Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that would be reasonably likely to have a Material Adverse Effect.

          (t) Except as set forth on Schedule 4.01(t), the Borrower and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

          (u) Neither the Borrower nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an

     "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

          (v) Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

          (w) Neither the Borrower nor anyone acting on its behalf has offered the Notes for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than Prudential. Neither the Borrower nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

          (x) The offer and sale of the Notes is, and the issuance of the Exchange Securities will be, exempt from the registration requirements of the Securities Act, and in compliance with all applicable state securities laws.

          (y) The Merger and the Acquisition Agreement have been duly authorized and approved by all necessary corporate action on the part of the Borrower and Farah. The Acquisition Agreement has been duly authorized, executed and delivered by the Borrower and Farah and constitutes a valid and binding obligation of the Borrower and Farah, enforceable against the Borrower and Farah in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and general equitable principles. The Acquisition Agreement is in full force and effect. The Articles of Merger relating to the Merger have been filed with the Secretary of State of the State of Texas and the Merger has become effective. The Tender Offer was conducted in a manner that complied with the Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder, and the Tender Offer has been consummated.

     SECTION 4.02. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 4.01 shall survive until the earlier of (a) the repayment in full of the Advances in full, together with accrued interest thereon, and (b) the redemption or retirement in whole of the Exchange Securities.

     SECTION 4.03. PARI PASSU. Except for the obligations of the Borrower under the Senior Credit Facility, the Obligations under this Agreement and the other Loan Documents rank pari passu with all other unsubordinated Indebtedness of the Borrower and senior to all subordinated Indebtedness of the Borrower.

                                    ARTICLE V
                            COVENANTS OF THE BORROWER

     SECTION 5.01. AFFIRMATIVE COVENANTS. So long as any Advance shall remain unpaid, any Lender shall have any Commitment hereunder or any Lender (or its nominee) shall be a holder of an Exchange Security, the Borrower will, unless the Required Lenders shall otherwise consent in writing:

          (a) VISITS AND INSPECTIONS. Permit representatives of the Lenders, from time to time, as often as may be reasonably requested, but only during normal business hours and (except when a Default or Event of Default exists) upon reasonable prior notice, to visit and inspect the Properties of such Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, employees and independent accountants, such Borrower's and each Subsidiary's business, financial condition, business prospects and results of operations.

          (b) FINANCIAL STATEMENTS. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions.

          (c) COMPLIANCE WITH LAWS. Comply, and cause each of its Subsidiaries to comply, with all Applicable Law, including ERISA with respect to all Plans, all Environmental Laws and all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of taxes, and obtain and keep in force any and all Governmental Approvals necessary to the ownership of its Properties or to the conduct of its business, to the extent that any such failure to comply, obtain or keep in force would be reasonably likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any release of Hazardous Materials shall occur at or on any of the Properties of the Borrower or any of its Subsidiaries, the Borrower shall, or shall cause the applicable Subsidiary to, act immediately to investigate and report to the Lenders and all appropriate governmental authorities the extent of, and to make appropriate remedial action to eliminate, such release, whether or not ordered or otherwise directed to do so by any governmental authority.

          (d) INSURANCE. Maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, business interruption, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as is customary in the business of the Borrower or such Subsidiary.

          (e) YEAR 2000 COMPATIBILITY. Take all action necessary to assure that the computer based systems of the Borrower and each Subsidiary of the Borrower are able to operate and effectively process data including dates on and after January 1, 2000. In addition, at the request of any Lender, the Borrower shall provide such Lender any additional assurances in form and substance reasonably satisfactory to such Lender of the Borrower's and each of its Subsidiaries' year 2000 compatibility.

          (f) LICENSE AGREEMENTS. Keep, and cause each of its Subsidiaries to keep, each License Agreement in full force and effect for so long as the Borrower or such Subsidiary has any inventory, the manufacture, sale or distribution of which is in any manner governed by or subject to such License Agreement.

          (g) PAYMENT OF TAXES, ETC. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent,
     (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

          (h) PERFORMANCE OF RELATED DOCUMENTS. Perform and observe all of the terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect, enforce such Related Document in accordance with its terms, take all such action to such end as may be from time to time requested by any Lender and, upon request of any Lender, make to each other party to each such Related Document such demands and requests for information and reports or for action as the Borrower is entitled to make under such Related Document.

          (i) PERFORMANCE OF MATERIAL CONTRACTS. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by any Lender and, upon request of any Lender, make to each other party to each such Material Contract such demands and requests for information and reports or for action as the Borrower is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

          (j) USE OF PROCEEDS. Use the proceeds of the Advances as provided in
     Section 2.11.

          (k) REFINANCING. Use its best efforts to cause the refinancing of the Facility hereunder as soon as possible but in no event later than the Maturity Date.

          (l) ADDITIONAL GUARANTIES. With respect to any Person that becomes a domestic Subsidiary of the Borrower after the Closing Date, substantially contemporaneously with becoming a domestic Subsidiary, the Borrower shall promptly deliver, or cause to be delivered, to the Lenders:

              (i)   a Guaranty Supplement duly executed by such Subsidiary; and

              (ii) such legal opinions, officers' certificates, financing statements, applications for registration, directors and shareholders resolutions and other agreements, instruments and documents as the Lender may reasonably request in connection with such Guaranty Supplement.

     SECTION 5.02. NEGATIVE COVENANTS. So long as any Advance shall remain unpaid, any Lender shall have any Commitment hereunder or any Lender shall be a holder of an Exchange Security, the Borrower will not, and will not permit any of its Subsidiaries to, at any time, without the written consent of the Required Lenders or, if required under Section 7.01, of all of the Lenders:

          (a) FUNDAMENTAL CHANGES. Merge, reorganize, consolidate or amalgamate with any Person, or liquidate, wind up its affairs or dissolve itself, except for (i) mergers or consolidations of any Subsidiary with the Borrower or another Subsidiary, provided that the Borrower is the surviving Person of any such transaction involving the Borrower, and that a Guarantor is the surviving Person of any such transaction involving a Guarantor but not the Borrower; and (ii) the winding up of the affairs of any Foreign Subsidiary of the Borrower and dispositions expressly authorized by Section
     5.02 hereof.

          (b) LOANS. Make any loans or other advances of money to any Person other than (i) to an officer or employee of the Borrower or a Subsidiary thereof for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business; (ii) to Contractors of a Borrower or any Subsidiary thereof in the ordinary course of business, not to exceed, together with any guaranties under Section 5.02(c)(iv), $2,000,000 in the aggregate at any time outstanding; (iii) intercompany loans to the Borrower or any Guarantor made by the Borrower or any Guarantor; (iv) to purchasers in the form of deferred payment in connection with the sale of any equipment, to the extent permitted hereunder; or (v) to Foreign Subsidiaries to the extent permitted under Section 5.02(j).

          (c) PERMITTED DEBT. Create, incur, assume, guarantee or suffer to exist any Debt for Money Borrowed, except:

              (i)    Indebtedness under the Senior Credit Facility;

              (ii)   Subordinated Debt existing on the Closing Date;

              (iii)  Purchase Money Debt;

              (iv) Guaranties by a Borrower of any indebtedness of a Contractor, not to exceed, together with any loans to Contractors under Section 5.02(b)(ii) hereof, $2,000,000 in the aggregate at any time outstanding;

              (v) Indebtedness under the Loan Documents and the Exchange Securities;

              (vi) Debt for Money Borrowed owing by the Borrower to a Guarantor or a by a Guarantor to the Borrower or another Guarantor;

              (vii) Debt for Money Borrowed owing by a Foreign Subsidiary of the Borrower to the Borrower or a Guarantor, or by such Subsidiary to Persons other than the Borrower or a Guarantor, not to exceed $10,000,000 in the aggregate at any time, with such amount to be reduced to $2,000,000 after the sale of the Subsidiaries of the Acquired Business that are located in the United Kingdom, Australia and New Zealand;

              (viii) Debt for Money Borrowed not included in paragraphs (i) through (vii) above which is not secured by a Lien (unless such Lien is a Permitted Lien) and does not exceed at any time, in the aggregate, the sum of $5,000,000 as to the Borrower and all of its Subsidiaries; and

              (ix)   Indebtedness existing as of the Closing Date set forth on
          Schedule 3.01(h) hereto.

          (d) AFFILIATE TRANSACTIONS. Enter into, or be a party to any transaction with any Affiliate or stockholder, except: (i) the transactions not prohibited by the Loan Documents and the Related Documents; (ii) payment of reasonable compensation to officers and employees for services actually rendered to the Borrower or to its Subsidiaries; (iii) payment of customary directors' fees and indemnities; (iv) transactions with Affiliates that were consummated prior to the date hereof and have been disclosed to Lenders prior to the Closing Date; and (v) transactions with Affiliates upon fair and reasonable terms which are fully disclosed to the Lenders and are no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of the Borrower or such Subsidiary.

          (e) LIMITATION ON LIENS. Create or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

              (i) Liens at any time granted to secure the Obligations of the Borrower and its Subsidiaries under the Senior Credit Facility;

              (ii) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) that are not yet due or that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;

              (iii) Liens arising in the ordinary course of the Borrower's or any of its Subsidiaries' business by operation of law, but only if payment in respect of any such Lien is not at the time required, or the Indebtedness secured by any such Lien is being contested in good faith and by proper proceedings and appropriate reserves are being maintained as to such contested Indebtedness, and such Liens do not materially detract from the value of the Property of the Borrower or such Subsidiary and do not materially impair the use thereof in the operation of the Borrower's or such Subsidiary's business;

              (iv)  Purchase Money Liens;

              (v) Liens securing Indebtedness of a Subsidiary of the Borrower to the Borrower or to another Subsidiary and Liens securing Indebtedness of the Borrower to any Subsidiary of the Borrower to the extent such Indebtedness is permitted to exist hereunder;

              (vi) Liens arising by virtue of the rendition, entry or issuance against the Borrower or any of its Subsidiaries, or any Property of the Borrower or any of its Subsidiaries, of any judgment, writ, order, or decree that involves the payment of money in an amount that exceeds the uncontested insurance available therefor by $1,000,000 or more for so long as any such Lien is in existence for less than 20 consecutive days after it first arises or is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;

              (vii) Liens incurred or deposits made in the ordinary course of business to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Debt for Money Borrowed), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

              (viii) easements, rights-of-way, restrictions, covenants or other agreements of record and other similar charges or encumbrances on real Property of the Borrower or any of its Subsidiaries that do not interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

              (ix) Liens securing Debt for Money Borrowed incurred pursuant to the refinancing of Debt for Money Borrowed permitted pursuant to
          Section 5.02(c) so long as any such Lien encumbers the same Property as the Lien securing the Debt for Money Borrowed being refinanced;

              (x) Liens in existence immediately prior to the Closing Date that are satisfied in full and released on the Closing Date as a result of the application of the Borrower's cash on hand at the Closing Date or the proceeds of the Advances to be made on the Closing Date;

              (xi) Liens securing Indebtedness of a Foreign Subsidiary of the Borrower that is existence on the Closing Date or any refinancings thereof; and

              (xii) such other Liens as appear on Schedule 5.02(e) hereto, to the extent provided therein.

          (f) SUBORDINATED DEBT. Make any payment of all or any part of any Subordinated Debt, except in accordance with the subordination agreement relative thereto, or amend or modify the terms of any Subordinated Debt, other than to extend the time of payment thereof or to reduce the rate of interest payable in connection therewith.

          (g) DISTRIBUTIONS. Declare or make any Distributions other than Distributions by Subsidiaries of the Borrower or any Guarantor to the Borrower or any Guarantor.

          (h) CAPITAL EXPENDITURES. Make Capital Expenditures (including, expenditures by way of capitalized leases) which in the aggregate, as to the Borrower and its Subsidiaries, exceed $11,000,000 during fiscal year 1998 and $14,000,000 during any fiscal year thereafter, provided, that any amount not expended in a fiscal year may be carried forward and expended in the immediately succeeding fiscal year.

          (i) DISPOSITION OF ASSETS. Sell, assign, lease, consign or otherwise dispose of any of its Properties or any interest therein, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of inventory in the ordinary course of business for so long as no Event of Default exists hereunder,
     (ii) dispositions of Exempt Property, (iii) a transfer of Property to the Borrower by a Subsidiary of the Borrower or a transfer of Property to a Guarantor by the Borrower or a Subsidiary of the Borrower, (iv) sales of Factored Accounts to Heller or NationsBanc pursuant to their respective Factoring Agreements as in effect on the Closing Date, or sales of Factored Accounts to Persons other than Heller or NationsBanc to the extent approved by the Lenders in writing in their sole and absolute discretion, (v) other dispositions expressly authorized by other provisions of the Loan Documents, including Sections 5.02(a) and (e), and (vi) dispositions of any Capital Stock of any Foreign Subsidiary held by the Borrower or any Subsidiary of the Borrower or any Property that is owned by any Foreign Subsidiary of the Borrower.

          (j) RESTRICTED INVESTMENTS. Make or have any Restricted Investment, except as expressly permitted by Sections 5.02(b) and (i) hereof.

          (k) TAX CONSOLIDATION. File or consent to the filing of any consolidated income tax return with any Person other than the Borrower and its Subsidiaries.

          (l) FISCAL YEAR. Establish a fiscal year different from the fiscal year in effect on the date hereof.

          (m) ORGANIZATION DOCUMENTS. Except in connection with any transaction permitted under Section 5.02(a) hereof and except as otherwise contemplated by the Related Documents, amend, modify or otherwise change any of the terms or provisions in any of its constituent documents as in effect on the date hereof, except for changes that do not affect in any way the Borrower's or any of its Subsidiaries' rights and obligations to enter into and perform the Loan Documents to which it is a party and to pay all of the

     Obligations under the Loan Documents and that do not otherwise have a Material Adverse Effect.

          (n) CONDUCT OF BUSINESS. Engage in any business other than the businesses engaged in by it on the Closing Date and any business or activities which are substantially similar, related or incidental thereto.

          (o) AMENDMENTS. Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Related Document (except that the documents entered into in connection with the Senior Credit Facility may be amended or modified, provided that any such amendment or modification that increases the obligations of, or is more restrictive of, the Borrower or its Subsidiaries shall not be permitted hereunder unless the Loan Documents are modified in substantially the same manner) or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document (except that the documents entered into in connection with the Senior Credit Facility may be amended or modified, provided that any such amendment or modification that increases the obligations of, or is more restrictive of, the Borrower or its Subsidiaries shall not be permitted hereunder unless the Loan Documents are modified in substantially the same manner) or take any other action in connection with any Related Document that would impair the value of the interest or rights of the Borrower thereunder or that would impair the rights or interests of any Lender, or permit any of its Subsidiaries to do any of the foregoing.

     SECTION 5.03. REPORTING REQUIREMENTS. So long as any Advance shall remain unpaid, any Lender shall have any Commitment hereunder or any Lender shall be a holder of an Exchange Security, the Borrower will, unless the Required Lenders shall otherwise consent in writing, furnish to the Lenders:

          (a) DEFAULT NOTICE. As soon as possible and in any event within two days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

          (b) MONTHLY FINANCIALS. As soon as available and in any event within 30 days after the end of each month other than the last month of any fiscal quarter or fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the preceding month, all in reasonable detail and duly certified by the chief financial officer of the Borrower, together with a schedule in form satisfactory to the Lenders of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04, certified by such officer as true, correct and complete.

          (c) QUARTERLY FINANCIALS. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officers (A) stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, and (B) certifying compliance with each of the financial covenants set forth in Section 5.04 hereof, and (ii) a schedule in form satisfactory to the Lenders of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04, certified by the chief financial officer of the Borrower as true, correct and complete.

          (d) ANNUAL FINANCIALS. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders of Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, together with (i) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Lenders of the computations used by such accountants in determining, as of the end of such fiscal year, compliance with the covenants contained in Section 5.04, certified by the chief financial officer of the Borrower as true, correct and complete, and (iii) a certificate of the chief financial officer of the Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

          (e) ERISA EVENTS. Promptly and in any event within 10 days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any ERISA Event with respect to the Borrower or any of its ERISA Affiliates has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto.

          (f) PLAN TERMINATIONS. Promptly and in any event within two Business Days after receipt thereby by the Borrower or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan of the Borrower or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan.

          (g) PLAN ANNUAL REPORTS. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan of each Loan Party or any of its ERISA Affiliates.

          (h) MULTIEMPLOYER PLAN NOTICES. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by the Borrower or any of its ERISA Affiliates in connection with any event described in clause (i) or (ii).

          (i) LITIGATION. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(j).

          (j) SECURITIES REPORTS. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

          (k) ENVIRONMENTAL CONDITIONS. Promptly after the occurrence thereof, notice of any condition or occurrence on any property of the Borrower or any of its Subsidiaries that results in a material noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit or could (i) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or such property that could have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

          (l) NOTICE OF CHANGE OF CONTROL. Promptly and in any event within two days after the occurrence of any Control Event, written notice of such Control Event.

          (m) OTHER INFORMATION. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries as any Lender may from time to time reasonably request.

     SECTION 5.04. FINANCIAL COVENANTS. So long as any Advance shall remain unpaid, any Lender shall have any Commitment hereunder or any Lender shall be a holder of an Exchange Security, the Borrower shall, unless the Required Lenders otherwise consent in writing:

          (a) CONSOLIDATED TANGIBLE NET WORTH. Maintain, as of the end of each fiscal quarter, Consolidated Tangible Net Worth of not less than the amount shown below for the applicable period corresponding thereto:

          Date                                         Amount
          ----                                         ------
          Closing Date through October 3, 1998         $12,000,000

          October 4, 1998 through January 2, 1999      $13,500,000

          January 3, 1999 through April 3, 1999        $14,000,000

          April 4, 1999 through Maturity Date          $17,000,000

          (b) CONSOLIDATED FIXED CHARGE COVERAGE. Maintain, as of the end of each fiscal quarter, a Consolidated Fixed Charge Coverage of at least the ratio shown below for the applicable period corresponding thereto:

          Period                                       Ratio
          ------                                       -----
          July 1, 1998 through October 3, 1998         1.10 to 1.00

          July 1, 1998 through January 2, 1999         1.15 to 1.00

          July 1, 1998 through April 3, 1999           1.20 to 1.00

          July 1, 1998 through Maturity Date           1.25 to 1.00

          (c) CONSOLIDATED SENIOR DEBT/CONSOLIDATED EBITDA. Maintain, as of the end of each fiscal quarter, a ratio of Consolidated Senior Debt/EBITDA of not more than the ratio shown below for the applicable period corresponding thereto:

          Period                                       Ratio
          ------                                       -----
          July 1, 1998 through October 3, 1998         2.50 to 1.00

          July 1, 1998 through January 2, 1999         2.50 to 1.00

          July 1, 1998 through April 3, 1999           2.50 to 1.00

          July 1, 1998 through Maturity Date           2.50 to 1.00

          (d) CONSOLIDATED FUNDED DEBT/CONSOLIDATED EBITDA. Maintain, as of the end of each fiscal quarter, a ratio of Consolidated Funded
     Debt/Consolidated EBITDA of not more than the ratio shown below for the applicable period corresponding thereto:

          Period                                       Ratio
          ------                                       -----
          July 1, 1998 through October 3, 1998         5.00 to 1.00

          July 1, 1998 through January 2, 1999         5.00 to 1.00

          July 1, 1998 through April 3, 1999           5.00 to 1.00

          July 1, 1998 through Maturity Date           4.50 to 1.00

                                   ARTICLE VI
                                EVENTS OF DEFAULT

     SECTION 6.01. EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

          (a) the Borrower shall fail to pay any principal of, or interest on, any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case when the same becomes due and payable; or

          (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

          (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(h), 5.01(j), 5.01(l), 5.02, 5.03 or 5.04;

          (d) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by any Lender; or

          (e) the Borrower or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness that is outstanding in a principal amount of at least $3,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

          (f) the Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

          (g) any judgment or order for the payment of money in excess of the uncontested insurance available therefor by $1,000,000 or more shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 shall for any reason cease to be valid and binding on or enforceable against any Loan Party a party to such Loan Document, or such Loan Party shall so state in writing; or

          (i) a Change of Control shall have occurred; or

          (j) any ERISA Event shall have occurred with respect to a Plan of the Borrower or any of its ERISA Affiliates and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans of the Borrower and its ERISA Affiliates with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Borrower and its ERISA Affiliates related to such ERISA Event) exceeds $1,000,000; or

          (k) the Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such

     Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $100,000 per annum; or

          (l) the Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $1,000,000; or

          (m) an "Event of Default" (as defined in the Senior Credit Agreement) shall have occurred and be continuing under the Senior Credit Agreement;

then, and in any such event, Prudential (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default pursuant to the terms of subsection
(f) of this Section 6.01, (x) the obligation of each Lender to make Advances shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                   ARTICLE VII
                                  MISCELLANEOUS

     SECTION 7.01. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following at any time: (i) waive any of the conditions specified in
Section 3.01 or, in the case of the initial Borrowing, 3.02, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (iii) amend this Section 7.01 or Section 2.04(b), (iv) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (v) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or (vi) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or amend Section 2.06.

     SECTION 7.02. NOTICE, ETC. All notices and other communications provided for hereunder shall be in writing (including telecopy) and mailed, telecopied, or delivered as follows:

     (a) if to the Borrower, at 4902 West Waters Avenue, Tampa, Florida 33634;
Attn: Michael Kagan or Larry McPherson; telephone: (813) 249-4900; telecopier:
(813) 249-4904;

     (b) if to Prudential, at One Seaport Plaza, New York, New York 10292; Attn:
Fred Robustelli; telephone: (212) 214-6813; telecopier: (212) 214-7938, with a copy to Prudential Securities Incorporated, One New York Plaza, New York, New York 10292; Attn: Christopher Barber; telephone: (212) 778-1361; telecopier:
(212) 778-5718;

     (c) if to any other Lender, at such address as shall be designated by such Lender in a written notice to the other parties;

     (d) if to any subsequent holder of Exchange Securities, to such holder at its address appearing on the records of the Borrower and to the Trustee under the Indenture;

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Lenders pursuant to
Article II or III shall not be effective until received by such Lenders.

     SECTION 7.03. NO WAIVER; REMEDIES. No failure on the part of any Lender, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 7.04. COSTS AND EXPENSES; INDEMNIFICATION. (a) The Borrower agrees to pay on demand (i) all costs and expenses of the Lenders in connection with the waiver, amendment or enforcement of the Loan Documents (including, without limitation, the reasonable fees and expenses of counsel for Prudential with respect thereto, with respect to advising the Lenders as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with the Borrower or with other creditors of the Borrower or any of its Subsidiaries arising out of any Default or any events of circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceedings involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Lenders in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for each Lender with respect thereto).

          (b) (i) The Borrower agrees that it will indemnify and hold harmless the Lenders to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Lenders is a party thereto), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with
     (a) this Agreement and the other Loan Documents, (b) the Acquisition or (c) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from any filing with any governmental agency or similar statements or omissions in or from any information furnished by the Borrower or any of its Subsidiaries or Affiliates or the Acquired Business or any of its Subsidiaries or Affiliates to any of the Lenders or any other person in connection with this Agreement and the other Loan Documents or the Acquisition; provided, however, that such indemnity agreement shall not apply to any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of any of the Lenders. The Borrower also agrees that the Lenders shall have no liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower for or in connection with this Agreement and the other Loan Documents or the transactions contemplated thereby including, without limitation, the Acquisition, except for any such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements that are finally judicially determined by a court of competent jurisdiction (not subject to further appeal) to have resulted from the bad faith or gross negligence of any of the Lenders.

          (ii) The indemnification provisions in this Section shall be in addition to any liability which the Borrower may have to the Lenders or the Persons indemnified below in this sentence and shall extend to the following: the Lenders, Prudential, their respective affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and none of such indemnified persons shall be liable for any act or omission of any of the others. All references to "Lender(s)" in these indemnification provisions shall be understood to include any and all of the foregoing.

          (iii) If any action, suit, proceeding or investigation is commenced, as to which any indemnified party proposes to demand indemnification, it shall notify the Borrower with reasonable promptness; provided, however, that any failure by any indemnified party to so notify the Borrower shall not relieve the Borrower from its obligations hereunder. Prudential, on behalf of the Lenders, shall have the right to retain counsel of its choice to represent the Lenders, and the Borrower shall pay the fees, expenses and disbursement of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Borrower and any counsel designated by the Borrower. The Borrower shall be liable for any settlement of any claim against any of the Lenders made with the Borrower's written consent, which consent shall not be unreasonably withheld. The Borrower shall not, without the prior written consent of Prudential, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to each of the Lenders of an unconditional and irrevocable release from all liability in respect of such claim.

          (iv) In order to provide for just and equitable contribution, if a claim for indemnification pursuant to the indemnification provisions contained in this Section is made but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Borrower, on the one hand, and the Lenders, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Borrower, on the one hand, and the Lenders, on the other hand, and also the relative fault of the Borrower, on the one hand, and the Lenders, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Lenders shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Lender pursuant to the Fee Letter.

          (v) Neither termination of the Commitments nor repayment of the Advances shall affect the indemnification provisions contained in this Section which shall then remain operative and in full force and effect.

          (c) If any payment of principal of any Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or conversion pursuant to
Section 2.07(c), acceleration of the maturity of the Notes pursuant to Section
6.01 or for any other reason, the Borrower shall, upon demand by such Lender, pay to such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

          (d) If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrower by any Lender, in its sole discretion.

     SECTION 7.05. RIGHT OF SET-OFF. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize Prudential to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note or Notes held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

     SECTION 7.06. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and Prudential and thereafter shall be binding upon and inure to the benefit of the Borrower, Prudential and each Lender party thereto from time to time and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

     SECTION 7.07. ASSIGNMENTS AND PARTICIPATIONS. (a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments and the Advances owing to it and the Note or Notes held by it); provided, however, that (i) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000, and (ii) each such assignment shall be to an Eligible Assignee.

          (b) Prudential shall maintain at its address referred to in Section
7.02 a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing under the Facility to, each Lender from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (c) The Borrower hereby agrees to cooperate with the Lenders in connection with the assignment of the Commitments and Advances under Section 7.07(a). Within five Business Days after its receipt of notice, the Borrower, at its own expense, shall execute and deliver to the applicable Lender in exchange for the surrendered Note or Notes a new Note to the order of such Lender's assignee in an amount equal to the Commitment assumed by it and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such assignment.

          (d) Each Lender may sell participations in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its

Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

          (e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 7.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

          (f) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

     SECTION 7.08. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. THE BORROWER HEREBY SUBMITS TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO SOLE AND ABSOLUTE ELECTION OF THE HOLDERS OF THE NOTES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT SHALL BE LITIGATED IN SUCH COURTS, AND THE BORROWER WAIVES ANY OBJECTION

WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURTS.

     SECTION 7.09. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 7.10. CONFIDENTIALITY. Neither Prudential nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Lender's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

     SECTION 7.11. WAIVER OF JURY TRIAL. Each of the Borrower and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of any Lender in the negotiation, administration, performance or enforcement thereof.

     SECTION 7.12. SUBORDINATION. (a) The Lenders agree that the Obligations of the Loan Parties under the Loan Documents are subordinate in right of payment to the prior payment in full of all Senior Debt, whether outstanding on the Closing Date or thereafter incurred. Upon any payment or distribution of assets of the Borrower to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Borrower, whether voluntary or involuntary (except in connection with the consolidation or merger of the Borrower or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety) (each such event, a "DISTRIBUTION EVENT"), the holders of Senior Debt will first be entitled to receive payment in full, in cash or cash equivalents, of all amounts due or to become due on or in respect of such Senior Debt (including interest accruing after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Lenders are entitled to receive any payment of principal of and interest on the amounts outstanding under the Loan Documents. In the event that, notwithstanding the foregoing, any Lender receives any payment or distribution of assets of the Borrower of any kind or character (excluding equity or subordinated securities of the Borrower provided for in a plan of reorganization or readjustment that, in the case of subordinated securities, are subordinated in right of payment to all Senior Debt to at least the same extent as the Indebtedness under the Loan Documents is so subordinated) after the occurrence of a Distribution Event but before all the Senior Debt is paid in full, then such payment or distribution will be held in trust for the holders of Senior Debt and will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other Person making payment or distribution of assets of the Borrower for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full. Notwithstanding the foregoing, following the commencement of a proceeding under the Bankruptcy Code and if the holders of Senior Debt receive less than payment in full, the Lenders may retain any payment or distribution paid by the Borrower under the Loan Documents pursuant to a plan of reorganization if

          (i) the holders of claims for Designated Senior Debt (who are entitled to vote for such plan in accordance with the Bankruptcy Code) approve such plan by a vote which equals at least (x) 66-2/3% in principal amount of such claims and (y) one-half in number of such claims, or

          (ii) in the event that there is more than one class of Designated Senior Debt in such proceeding, the holders of claims for each such class (who are entitled to vote for such plan in accordance with the Bankruptcy
     Code) approve such plan by a vote which equals at least (x) 66-2/3% in principal amount of such claims of such class and (y) one-half in number of such claims of such class.

     (b) The Borrower may not make any payments on account of the Indebtedness outstanding under the Loan Documents if a default in the payment of principal of (or premium, if any) or interest on Designated Senior Debt has occurred and is continuing or a default in the payment when due of any other obligation under Designated Senior Debt has occurred and is continuing (a "SENIOR PAYMENT DEFAULT"). In addition, if any default (other than a Senior Payment Default) has occurred and is continuing with respect to any Designated Senior Debt permitting the holders thereof (or a trustee or agent on behalf thereof) to accelerate the maturity thereof (a "SENIOR NONMONETARY DEFAULT") and the Borrower has received written notice thereof from the agent under the Senior Credit Facility or from an authorized Person on behalf of any holder of Designated Senior Debt, then the Borrower may not make any payments on account of the Indebtedness outstanding under the Loan Documents for a period (a "BLOCKAGE PERIOD") commencing on the date the Borrower receives such written notice (a "BLOCKAGE NOTICE") and ending on the earliest of (x) 179 days after the date on which the applicable Blockage Notice is received unless a Senior Payment Default has occurred and is continuing at the end of such 179-day period, (y) the date, if any, on which the Designated Senior Debt to which such default relates is discharged or such default is waived or otherwise cured and (z) the date, if any, on which such Blockage Period has been terminated by written notice to the Borrower from the agent under the Senior Credit Facility or from the Person who gave the Blockage Notice. However, the Borrower may make payments with respect to the Indebtedness outstanding under the Loan Documents without regard to the foregoing if the Borrower receives written notice approving such payment from a representative of the Designated Senior Debt affected by such Senior Payment Default or Senior Nonmonetary Default. In any event, not more than one Blockage Period may be commenced during any period of 360 consecutive days, and there must be a period of at least 181 consecutive days in each period of 360 consecutive days when no Blockage Period is in effect. No Senior Nonmonetary Default that existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt initiating such Blockage Period will be, or can be, made the basis for the commencement of a subsequent Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days. In the event that, notwithstanding the foregoing, the Borrower makes any payment to the Lenders prohibited by these blockage provisions, then such payment will be held in trust for the holders of Senior Debt and will be required to be paid over and delivered forthwith to the holders of the Senior Debt remaining unpaid, to the extent necessary to pay in full all the Senior Debt.

     (c) Notwithstanding anything to the contrary in this Section 7.12, the right of the Lenders to receive the proceeds of the Rule 144A Offering in satisfaction of the Obligations of the Borrower under the Loan Documents is not subordinate to the prior payment of any Senior Debt or Designated Senior Debt.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        TROPICAL SPORTSWEAR INT'L
                                          CORPORATION, as Borrower


                                        By /s/ N. Larry McPherson
                                           -------------------------------------
                                           Name: N. Larry McPherson
                                           Title: Executive Vice President --
                                                  Finance and Operations



                                        PRUDENTIAL SECURITIES CREDIT
                                          CORPORATION, as a Lender


                                        By /s/ George D. Martin, III
                                           -------------------------------------
                                           Name: George D. Martin, III
                                           Title: Vice President

                                    EXHIBIT A

                             FORM OF PROMISSORY NOTE

$100,000,000                                                Dated: June __, 1998

         FOR VALUE RECEIVED, the undersigned, TROPICAL SPORTSWEAR INT'L CORPORATION, a Florida corporation (the "BORROWER"), HEREBY PROMISES TO PAY to the order of PRUDENTIAL SECURITIES CREDIT CORPORATION (the "LENDER") the aggregate principal amount of ONE HUNDRED MILLION UNITED STATES DOLLARS ($100,000,000) pursuant to the Credit Agreement (as defined below) on the Maturity Date.

         The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

         Both principal and interest are payable in lawful money of the United States of America to the Lender, at _____________, in same day funds.

         This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Senior Subordinated Loan Agreement, dated as of June __, 1998 (the "CREDIT AGREEMENT"; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement) among the Borrower and the Lender. The Credit Agreement contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

         This Note shall be construed in accordance with and governed by the laws of the State of New York.

                                           TROPICAL SPORTSWEAR INT'L CORPORATION

                                           By:
                                              ----------------------------------
                                              Name:
                                              Title: